“

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
_________________________
Filed by the registrant  ☒                      Filed by a party other than the registrant  ☐
Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.
COMSTOCK RESOURCES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

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of them with full power of substitution, as proxies of the undersigned to act and to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc., to be held June 3, 2020 at 10:00 a.m. and any adjournment or adjournments thereof, and in their own discretion upon any other matter which may properly come before this meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified.  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.  Continued and to be marked, signed and dated on reverse side

COMSTOCK RESOURCES, INC.
Notice of 2022 Annual Meeting of Stockholders
and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

June 14, 2022 10:00 A.M. Comstock Resources, Inc. Corporate Headquarters 5300 Town and Country Blvd. Suite 300 Frisco, Texas 75034

To the Stockholders of Comstock Resources, Inc.:
We are pleased to invite you to attend the Annual Meeting of Stockholders of Comstock Resources, Inc. The meeting will be held at 10:00 a.m., local time, on June 14, 2022, at the Company's headquarters at 5300 Town and Country Blvd., 3rd Floor, in Frisco, Texas. Our Board of Directors and management look forward to greeting those of you who are able to attend in person.
We currently intend to hold our Annual Meeting in person. Any change will be announced with a press release and on our website, as well as filing additional proxy materials with the Securities and Exchange Commission.
At this year's Annual Meeting, you will be asked to vote on items more fully addressed in our Notice of Annual Meeting of Stockholders, including:
•Proposal 1: To elect five director nominees to our Board of Directors; and
•Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2022.
Approval of Proposals 1 and 2 are not conditioned on the approval of the other proposal.
We know that most of our stockholders will not be attending the Annual Meeting in person. As a result, our Board of Directors is soliciting proxies so that each stockholder has an opportunity to have their shares represented at the Annual Meeting. If you do not plan to attend, please vote your shares by internet, by telephone, or, if you received our proxy materials by mail, by returning the accompanying proxy card, as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in our proxy statement.
On behalf of the Board of Directors and management, thank you for your cooperation and continued support.

Sincerely,

M. Jay Allison
Chairman of the Board and
Chief Executive Officer

COMSTOCK RESOURCES, INC.

Notice of Annual Meeting of Stockholders

June 14, 2022
10:00 a.m. Central Time

Location:	Company Headquarters 5300 Town and Country Blvd., 3rd Floor Frisco, Texas 75034
We currently intend to hold our Annual Meeting in person.  Any change will be announced with a press release on our website, as well as filing additional proxy materials with the Securities and Exchange Commission.
ITEMS OF BUSINESS
1.To elect five director nominees to our Board of Directors.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2022.
Approval of Proposals 1 and 2 are not conditioned on the approval of any of the other proposals.
RECORD DATE
April 8, 2022
ANNUAL REPORT
Our Annual Report to Stockholders for the year ended December 31, 2021, which is not a part of the proxy solicitation materials, is available on our website at www.comstockresources.com. If you received a printed copy of the proxy materials, a printed Annual Report was enclosed.
PROXY VOTING
Stockholders of record may vote in person at the meeting, but may also appoint proxies to vote their shares in one of three ways, by:

•Telephone	•Mail	•Internet
If your shares are held by a bank, broker or other holder of record, you may appoint proxies to vote your shares on your behalf as instructed by that bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.
This proxy statement is first being distributed on or about April 26, 2022 to holders of our common stock.
Any proxy may be revoked at any time before it is exercised at the meeting.

By Order of the Board of Directors,

Roland O. Burns
Secretary

Proxy Summary
This summary is included to provide an introduction and overview of the information contained in the proxy statement and may not contain all the information important to you. This is a summary only and does not contain all of the information we have included in the proxy statement. You should refer to the entire proxy statement that follows for more information about Comstock Resources, Inc. ("Comstock" or the "Company", "our", "we", or "us") and the proposals you are being asked to consider.
2021 Overview and Performance
After a difficult 2020, 2021 was a turnaround year for the Company. We exceeded all our goals for the year including generating substantial free cash flow and reducing leverage to below 2.5x. We reduced our cost of capital by refinancing our high coupon bonds. We were also able to add approximately 49,000 net acres to our Haynesville footprint to continue to build up our already substantial drilling prospect inventory. Other 2021 accomplishments include:
•Drilling 64 (51.9 net to us) successful operated wells which had an average per well initial production rate of 23 MMcf per day;
•Growing our proved reserves by 9% to 6.1 Tcfe at a low finding cost of 60¢ per Mcfe while replacing 199% of our production;
•Maintaining our industry leading low cost structure by averaging 63¢ per Mcfe produced of total operating costs; and
•Demonstrating environmental stewardship by partnering with MiQ to certify our Haynesville shale natural gas production as responsibly sourced.
Proposals for Stockholder Action
Below is a summary of the proposals on which you are being asked to vote on. Please review the complete information regarding these proposals included in the proxy statement.
Election of Directors  (Proposal 1 – Page 8)
You will find important information about the qualifications and experience of each of the five director nominees that you are being asked to re-elect under Proposal 1 beginning on page 8 of the proxy statement. The corporate governance/nominating committee, in its annual review of director nominees, has determined that our nominees have the skills, experience and qualifications necessary to effectively oversee the management of the Company, and that they have integrity, proven leadership and a commitment to the financial and strategic success of the Company.
Appointment of Independent Registered Public Accountants  (Proposal 2 – Page 18)
Ernst & Young LLP has served as our independent registered public accountants since 2003. You are being asked to ratify the appointment by the audit committee of Ernst & Young as our independent registered public accountants for 2022.

Recommendations of the Board of Directors Regarding the Proposals
Our Board of Directors unanimously recommends that you vote:
1.FOR each of the director nominees named in the proxy statement; and
2.FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for 2022.

Communicating with the Board of Directors
Any interested party can communicate with our Board of Directors, any individual director or a group of directors by sending a letter addressed to the Board of Directors as a whole, to the individual director or to a group of directors, c/o Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.
Governance Documents
Governance documents, such as the Corporate Governance Guidelines, the board committee charters, the Code of Ethics for Senior Financial Officers, and the Code of Business Conduct and Ethics, can be found in the "Corporate Governance" section of our website: www.comstockresources.com. Please note that documents and information on our website are not incorporated herein by reference. These documents may also be obtained in print at no cost by writing to the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.
Information about the Electronic Availability of Proxy Materials
Our 2022 Proxy Statement and 2021 Annual Report are available free of charge on our website at: www.comstockresources.com.

COMSTOCK RESOURCES, INC.
Proxy Statement for the Annual Meeting of Stockholders
to be held June 14, 2022
In accordance with the rules of the SEC, we are furnishing our proxy materials (proxy statement for this Annual Meeting, the proxy card and the 2021 Annual Report to Stockholders) by providing access to these materials on the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner.
A Notice of Meeting and Internet Availability of Proxy Materials will be mailed to stockholders on or about April 26, 2022. We are providing this notice in lieu of mailing the printed proxy materials to instruct stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials.
Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis at no charge by following the instructions in the notice. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.
Questions and Answers about the Annual Meeting and Voting

Why am I receiving these materials?
A Notice of Annual Meeting of Stockholders or Notice Regarding the Availability of Proxy Materials has been provided to you because you are a Comstock stockholder and because the Board is soliciting your proxy to vote your shares at the Annual Meeting.

What is the purpose of the Annual Meeting?
At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement. We will also transact any other business as may properly come before the Annual Meeting or any adjournment thereof.

When and where is the Annual Meeting?
The Annual Meeting will be held at 10:00 a.m., local time, on June 14, 2022 at the Company's headquarters at 5300 Town and Country Blvd., 3rd Floor, in Frisco, Texas.
We currently intend to hold our Annual Meeting in person. Any change will be announced with a press release and on our website, as well as filing additional proxy materials with the Securities and Exchange Commission.

Where can I find more information about proxy voting?
The SEC has created an educational website where you can learn more about proxy voting: www.sec.gov/spotlight/proxymatters.shtml.

Who is soliciting my proxy?
Our Board is soliciting your proxy to vote on all matters scheduled to come before the Annual Meeting of Stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by casting your vote via telephone or the internet, you are authorizing the proxy holders to vote your shares at our Annual Meeting as you have instructed. All costs of the solicitation will be borne by us.

What happens if additional matters are presented at the Annual Meeting?
If another proposal is properly presented for consideration at the Annual Meeting, the persons named in the Proxy Card will vote as recommended by the Board or, if no recommendation is given, these persons will exercise their discretion in voting on the proposal.

Who is entitled to vote at the Annual Meeting?
Owners of shares of common stock of the Company at the close of business on April 8, 2022 (the "Record Date") are entitled to vote at and participate in the Annual Meeting.

What are the voting rights of holders of common stock?
Each outstanding share of common stock will be entitled to one vote on each matter to come before the Annual Meeting.

How can shares be voted?
Shares of common stock can be voted in person at the Annual Meeting or they can be voted by proxy or voting instructions can be given, in one of three ways, by:

•Telephone	•Mail	•Internet
The instructions for each are on the Proxy Card, in the Notice Regarding the Availability of Proxy Materials, or on the voting form enclosed with the proxy from the bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

What vote is required for approval?
•With regard to Proposal 1 (election of directors): the affirmative vote of the majority of the votes cast at the Annual Meeting is required by our Bylaws for the election of a director.
•With regard to Proposal 2 (ratification of our independent registered public accountants): the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote is required.

Why is the Board recommending approval of each of the Proposals?
The Board is recommending approval of each of the director candidates under Proposal 1 for the reasons discussed under the section "Director Nominees." The Board is recommending the ratification of the appointment of our independent registered public accountants under Proposal 2 to confirm the stockholder approval of the appointment.
For these reasons, our Board has unanimously recommended that our stockholders approve each of the Proposals.

Are the proposals conditioned on one another?
Approval of Proposals 1 and 2 are not conditioned on the approval of the other proposal.

How will votes be counted?
For shares held in your own name, votes will be counted as directed, except when no choice for any particular matter is made. In that case, and only for the matter for which no choice is indicated, the shares will be voted as recommended by the Board. For shares held indirectly through a bank, broker or other holder of record (i.e., in "street name"), unless you give your broker, bank or other holder of record specific instructions, your shares will not be voted on any of the proposals other than Proposal 2.
Under the NYSE rules that govern voting by brokers of shares held in street name, brokers have the discretion to vote these shares only on routine matters, but not on non-routine matters, as defined by those rules. The only matter that will be voted on that is considered routine under these rules is Proposal 2 (the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for 2022).

What is a broker non-vote and what is the effect of a broker non-vote?
A "broker non-vote" occurs when a stockholder who holds shares indirectly does not give instructions to the holder of record on how the stockholder wants his or her shares voted, but the holder of record exercises its discretionary authority under the rules of the NYSE to vote on one or more, but not all, of the proposals. In such a case, a "broker non-vote" occurs with respect to the proposals not voted on. Shares represented by "broker non-votes" will, however, be counted in determining whether a quorum is present.
In the absence of instructions from the stockholder, the holder of record may only exercise its discretionary authority and vote the shares it holds as a holder of record on Proposal 2 (ratification of the appointment of the Company's independent registered public accountants), and does not have the discretionary authority to vote them on any of the other Proposals.
Therefore, if you are a "street-name" holder, your shares will not be voted on any Proposal for which you do not give your broker, bank or other holder of record instructions on how to vote other than on Proposal 2.
Broker non-votes will not affect the voting.

What is an abstention and what is the effect of an abstention?
If you do not desire to vote on any proposal or have your shares voted as provided for in the preceding answer, you may abstain from voting by marking the appropriate space on the Proxy Card or by following the telephone or Internet instructions. Shares voted as abstaining will be counted as present for the purpose of establishing a quorum and for the purpose of determining the number of votes needed for approval of the Proposals before the Annual Meeting.
Abstentions will have the effect of a negative vote for Proposal 2.

What constitutes a quorum?
The presence at the Annual Meeting of the holders of a majority of the shares of the common stock outstanding on the Record Date, in person or by proxy, will constitute a quorum, permitting business to be conducted at the Annual Meeting. As of the Record Date, 232,919,869 shares of common stock were outstanding. Therefore, the presence of the holders of common stock representing at least 116,459,935 votes will be required to establish a quorum.

What shares will be considered "present" at the Annual Meeting?
The shares voted at the Annual Meeting, shares properly voted by Internet or telephone, and shares for which properly signed Proxy Cards have been returned will be counted as "present" for purposes of establishing a quorum. Proxies containing instructions to abstain on one or more matters, those voted on one or more matters and those containing broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

How can a proxy be revoked?
You can revoke a proxy at any time prior to a vote at the Annual Meeting by:
•notifying the Corporate Secretary of the Company in writing;
•delivering a subsequent proxy; or
•subsequent vote by Internet or telephone.
Shares held indirectly in the name of a bank, broker or other holder of record may be revoked pursuant to the instructions provided by such person or entity.

Who will count the votes?
The Company has hired a third party, Broadridge Financial Solutions, Inc., to determine whether or not a quorum is present at the Annual Meeting and to tabulate votes cast.

Where can I find the results of the voting?
The voting results will be announced at the Annual Meeting and filed on a Form 8-K with the SEC within four business days of the Annual Meeting.

Who can help answer my questions?
If you have any questions about the Proposals, need additional copies of this proxy statement or the enclosed proxy card, or require assistance in voting your shares, you should contact our Corporate Secretary, as follows:
Mr. Roland O. Burns,
Corporate Secretary
Comstock Resources, Inc.
5300 Town and Country Blvd.
Suite 500
Frisco, TX 75034
Please call: 972-668-8800

Voting Securities and Principal Holders
Security Ownership of Certain Beneficial Owners and Management
Ownership of our common stock is shown in terms of "beneficial ownership." Generally, a person "beneficially owns" shares if he or she has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. The percentages shown in this proxy statement reflect the stockholder's beneficially owned shares as a percentage of the total number of shares of our common stock outstanding on April 8, 2022 (232,919,869 shares) plus the number of unissued shares that such owner has the right to acquire on or before April 8, 2022. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole dispositive power with respect to all shares beneficially owned.  The following table lists the stockholders (other than our directors and executive officers) known to have been the beneficial owners of more than 5% of our common stock as of April 8, 2022:

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Arkoma Drilling, L.P. Williston Drilling, L.P. One Cowboy Way, Frisco, Texas 75034	182,321,429 (1)	65.9%
(1)Blue Star Exploration Company is the sole general partner of each of Arkoma Drilling, L.P. and Williston Drilling, L.P. Jerral W. Jones is a director and sole shareholder of Blue Star Exploration Company. Includes 43,750,000 shares issuable upon conversion of the Series B Convertible Preferred Stock.
The following table sets forth information as of April 8, 2022 concerning beneficial ownership information for our directors, nominees for director and executive officers:

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percent
M. Jay Allison Chairman of the Board of Directors and Chief Executive Officer	1,316,641	*
Roland O. Burns Director, President, Chief Financial Officer and Secretary	726,779	*
Brian C. Claunch Vice President of Financial Reporting	28,328	*
Elizabeth B. Davis, PhD Director	114,093	*
Morris E. Foster Director	108,644	*
Daniel S. Harrison Chief Operating Officer	367,146	*
Patrick H. McGough Vice President of Operations	59,247	*
Ronald E. Mills Vice President of Finance and Investor Relations	47,595	*
Daniel K. Presley Vice President of Accounting	144,281	*
LaRae L. Sanders Vice President of Land	132,702	*
David J. Terry Senior Vice President of Corporate Development	105,403	*
Jim L. Turner Director	208,365	*
Whitney H. Ward Vice President of Marketing	56,658	*
All Executive Officers and Directors as a Group (13 Persons)	3,415,882	1.2%
*Indicates less than one percent
(1)The address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd, Suite 500, Frisco, Texas 75034.

PROPOSAL 1	TO ELECT EACH OF THE FOLLOWING FIVE DIRECTOR NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS
The Company nominates each of its current directors for re-election, in each case, to serve a term of one year beginning at the Annual Meeting and until their successors are duly elected and qualified.
Our Board presently consists of five members, all of whom are elected to serve one year terms.
Under this Proposal 1, the Board has nominated M. Jay Allison, Roland O. Burns, Elizabeth B. Davis, Morris E. Foster, and Jim L. Turner.
If you do not vote for a particular nominee on your Proxy Card, your vote will not count either "for" or "against" the nominee.  In an uncontested election, such as this one, any nominee for director who has a majority of votes cast "withheld" from his or her election will be required to promptly tender his or her resignation to the Board.  The corporate governance/nominating committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the committee's recommendation and publicly disclose its decision. Any director who tenders his or her resignation will not participate in the committee's recommendation or the board action regarding whether to accept or reject the tendered resignation. Any vacancies on the Board may be filled in accordance with our governing documents.
Information about our current directors, who are also the nominees for director, appears below under the heading "Director Nominees."
The Board recommends that stockholders vote "FOR" the election of each of the director nominees.
Selection Criteria and Qualifications of Director Candidates
Director Selection Process
The Board is presently set at nine members, and Arkoma Drilling, L.P. and Williston Drilling, L.P. (the "Jones Partnerships") have the right to designate five of the nine members to the Board (the "Jones Designees"). If the aggregate interest held by the Jones Partnerships (together with any affiliates) falls below 50% of the outstanding common stock of the Company (on a fully diluted basis), the Company and the Board are only required to nominate and recommend four Jones Designees. If the aggregate interest held by the Jones Partnerships (together with any affiliates) falls below 35% of the outstanding common stock of the Company (on a fully diluted basis), the Company and the Board are only required to nominate and recommend two Jones Designees. If the aggregate interest held by the Jones Partnerships (together with any affiliates) falls below 15% of the outstanding common stock of the Company (on a fully diluted basis), the Company and the Board will have no further obligation to nominate and recommend any Jones Designees to the Board. All of the director nominees are current Jones Designees, and there are four vacancies on the Board.
As a result of the ownership by the Jones Partnerships of over 50% of our outstanding common stock, we are a "controlled company" pursuant to the NYSE corporate governance standards.  Under the NYSE rules, a company in which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect to not comply with certain NYSE corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that we have a nominating and corporate governance committee comprised entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, and the requirement that we have a compensation committee comprised entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.  At this time we have elected not to utilize any of these exemptions, and all of our non-management directors, and all the members of our corporate governance/nominating, compensation and audit committees are independent directors.  We may elect to utilize any or all of these exemptions in the future.
The nominating functions of the Board are handled by the corporate governance/nominating committee pursuant to its charter. In evaluating nominees for membership on the Board, the corporate governance/nominating committee applies the board qualification standards set forth in our corporate governance guidelines. Under these qualification standards, the corporate governance/nominating committee will take into account many factors, including education, business, governmental and civic experience, broad and diverse backgrounds, communication, interpersonal and other required skills, independence, wisdom, integrity, an understanding and general acceptance of our current corporate philosophy, strong business or professional knowledge and experience that can bear on our problems and deliberations, an inquiring mind, the willingness to speak one's mind and ability to challenge and stimulate management, future orientation and the willingness to commit the required time and energy.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the corporate governance/nominating committee may consider such other factors as it may deem are in the best interests of us and our stockholders. The corporate governance/nominating committee evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full Board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.
Our corporate governance/nominating committee regularly assesses the appropriate size of the Board, and whether any additional vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the corporate governance/nominating committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the corporate governance/nominating committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.
Director Nominees
The corporate governance/nominating committee has recommended, and the Board has nominated, the following for election as directors. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy, or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Biographical information concerning the current directors standing for re-election appears below.

M. Jay Allison
Director, Chairman of the Board of Directors and Chief Executive Officer
Mr. Allison, age 66, has been our Chief Executive Officer since 1988. Mr. Allison was elected Chairman of the Board in 1997 and has been a director since 1987. From 1988 to 2013, Mr. Allison served as our President. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas.
Mr. Allison has 34 years of executive leadership experience in the oil and gas industry. Mr. Allison combines his educational background in business and in commercial law, along with his entrepreneurial spirit, his driven work ethic and extensive knowledge of the oil and gas industry, to pursue disciplined investments intended to enhance stockholder value.

Roland O. Burns
Director, President, Chief Financial Officer and Secretary
Mr. Burns, age 62, has been our President since 2013, Chief Financial Officer since 1990, Secretary since 1991 and a director since 1999. Mr. Burns served as our Senior Vice President from 1994 to 2013 and Treasurer from 1990 to 2013. From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen. During his tenure with Arthur Andersen, Mr. Burns worked primarily in the firm's oil and gas audit practice. Mr. Burns currently serves on the board of directors and audit committee of the University of Mississippi Foundation.
Mr. Burns is an experienced financial executive with extensive knowledge and experience in financial reporting, internal controls in the oil and gas industry, treasury and risk management, mergers and acquisitions, and regulatory compliance. Mr. Burns works with Mr. Allison to evaluate and consider business development opportunities and financing proposals. Mr. Burns, who is our principal contact with investors and investment bankers, updates the Board on trends in the capital markets, including the availability of debt and equity financing and transactional activity in the oil and gas industry.

Elizabeth B. Davis, PhD
Director
Dr. Davis, age 59, has served as a director since 2014. Dr. Davis is currently the president of Furman University. Dr. Davis was the executive vice president and provost for Baylor University until 2014, and served as interim provost from 2008 to 2010. Prior to her appointment as provost, she was a professor of accounting at Baylor University where she also served as associate dean for undergraduate programs and as acting chair for the Department of Accounting and Business Law. Prior to joining Baylor University, she worked for the public accounting firm Arthur Andersen from 1984 to 1987.
Dr. Davis brings to the Board executive experience from her leadership roles in higher education as well as expertise in finance and accounting from her teaching and research experiences.

Morris E. Foster
Director
Morris E. Foster, age 79, has served as a director since 2017.  Mr. Foster retired in 2008 as vice president of ExxonMobil Corporation and president of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group.  Mr. Foster served in a number of engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a senior vice president in charge of the upstream business of Exxon Company, USA.
In 1998, Mr. Foster was appointed president of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of president of ExxonMobil Development Company. In 2004, Mr. Foster was named president of Exxon Mobil Production Company, the division responsible for ExxonMobil's upstream oil and gas exploration and production business, and a vice president of ExxonMobil Corporation. Mr. Foster currently serves as chairman of Stagecoach Properties Inc., a real estate holding corporation with properties in Salado, Houston and College Station, Texas and Carmel, California and as a member of the Board of Regents of Texas A&M University. In addition, Mr. Foster currently serves on the board of directors of Scott & White Medical Institute.
Mr. Foster brings to the Board extensive executive management experience in the oil and gas industry.  He additionally brings his substantial experience in international operations and mergers and acquisitions gained from his career at one of the world's largest companies.

Jim L. Turner
Director
Mr. Turner, age 76, has served as a director since 2014. Mr. Turner currently serves as chairman of Turner Holdings, LLC and chief executive officer of JLT Automotive, Inc. Mr. Turner served as president and chief executive officer of Dr. Pepper/Seven Up Bottling Group, Inc. from its formation in 1999 through 2005, when he sold his interest in that company. Prior to that, Mr. Turner served as owner/chairman of the board and chief executive officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. He is past-chairman and currently serves on the board of trustees of Baylor Scott and White Health, the largest not-for-profit healthcare system in the State of Texas, where he also serves as chairman of the finance committee and as a member of the executive committee. He is a director of Crown Holdings, where he also serves as chairman of the compensation committee and as a member of the nominating and governance committee. He is on the board of directors of INSURICA, a full service insurance agency. Mr. Turner is former chairman of Dean Foods Company, where he also served as chairman of the compensation committee.
Mr. Turner brings his extensive business experience as chairman and chief executive officer of a large corporation to the Board. Mr. Turner has valuable experience in business development, finance and mergers and acquisitions. Mr. Turner's service as a director of other publically held companies, including his service as the chairman of the board and chairman of the compensation committee, provides substantial experience and insight to our Board.
Corporate Governance
Corporate Governance Guidelines and Code of Business Conduct and Ethics
The Board has adopted a set of corporate governance guidelines, a code of business conduct and ethics and a policy regarding the approval of related party transactions. These materials are available on our website at www.comstockresources.com, and are available upon written request to our Corporate Secretary.
Determinations of Director Independence
We have elected to maintain a majority of independent directors on our Board. No Board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with us). In evaluating each director's independence, the Board considers all relevant facts and circumstances, relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and us, our affiliates, or our executives, on the other. As a result of this review, the Board affirmatively determined that among the director nominees, Dr. Davis and Messrs. Foster and Turner are independent from us and our management according to the NYSE's rules. The Board evaluates independence on an on-going basis.
Board of Director Meetings and Committees
Our Board held six meetings during 2021. We have four standing committees: the audit committee, the compensation committee, the corporate governance/nominating committee and the executive committee. During 2021, the audit committee held four meetings, the compensation committee held three meetings and the corporate governance/nominating committee held one meeting. None of our directors attended fewer than 75% of the Board and their respective committee meetings during 2021. All of our non-employee directors participated in our 2021 annual meeting of stockholders and are encouraged to attend the 2022 Annual Meeting.

Board Leadership Structure
The position of board chairman is filled by our Chief Executive Officer (the "CEO"). We believe this combined leadership structure is appropriate for us because our Chairman and CEO (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community, (ii) eliminates any ambiguity as to who is accountable for our performance and (iii) is able to draw on his knowledge of our operations to provide the Board with leadership and properly focus discussions on the issues of greatest importance to the Company and our stockholders. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.
Since our board chairman is also a member of management, our Board has designated Mr. Jim Turner, a non-management director, as "Lead Director." The responsibilities of the Lead Director include:
•Coordinating the scheduling of board meetings and preparation of agenda material for board meetings and executive sessions;
•Defining the scope, quality, quantity and timeliness of the flow of information between management and the Board;
•Chairing all meetings of non-management directors and of the executive committee;
•Overseeing the process of hiring, firing, evaluating and compensating the CEO;
•Approving the retention of consultants who report directly to the Board;
•Facilitating communication between the directors and the CEO, and communicating the directors' perspectives and consensus view to the CEO;
•Assisting the Board and officers in assuring compliance with and implementation of our governance principles;
•Leading the annual evaluation of the chairman;
•Serving as an independent point of contact for stockholders wishing to communicate with the Board;
•Acting as principal liaison between the independent directors and the CEO on sensitive issues; and
•Leading the Board in anticipating and responding to crises.

Risk Oversight
One of the responsibilities of the Board, as a whole and through its committees, is to review and evaluate the processes in place to assess the major risks facing the Company and periodically review management's assessment of the major risks as well as options for their mitigation. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function. The information flow and communication throughout the year between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas. Also, our audit committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities.
Adoption of Written Charters
The Board has in place charters for each of the audit committee, the compensation committee and the corporate governance/nominating committee. A copy of the charter for each committee is available on our website at www.comstockresources.com. The charters of these committees are also available upon written request to our Corporate Secretary.

Related Party Transactions
The Board has in place a written policy regarding the approval of related party transactions. At regularly scheduled audit committee meetings, management will recommend any related party transactions that are contemplated, and such transactions will require the audit committee's approval. Generally, a "related party" is each of our executive officers, directors, nominees for director, any stockholder owning greater than five percent of our outstanding shares, including any immediate family member of each of the foregoing, and any entity owned or controlled by any of the foregoing. Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.
With respect to the standards applied by the audit committee when deciding whether to approve a related party transaction, the audit committee shall approve or ratify the transaction if it is on terms believed to be comparable to those that could be obtained in arm's length dealings with an unrelated third party.
We operate oil and gas properties held by a partnership owned by our majority stockholder. We charge the partnership for the costs incurred to drill, complete and produce the wells, as well as drilling and operating overhead fees that we charge other interest owners. We also provide natural gas marketing services to the partnership, including evaluating potential markets and providing hedging services, in return for a fee equal to $0.02 per Mcf for natural gas marketed. We received $1.4 million for operating and marketing services provided to the partnership in 2021.
In 2021, we acquired a 50% interest in approximately 35,000 net acres of predominantly undeveloped Haynesville shale acreage in East Texas, which also included interests in 37 producing wells. An affiliate of our majority stockholder acquired the remaining 50% of the acreage and wells alongside us. The aggregate value of the transaction was approximately $69.4 million, $34.7 million of which represents the interest purchased by our majority stockholder.
Compensation Committee Interlocks and Insider Participation
Our compensation committee continues to be comprised entirely of independent directors. None of the members of the committee during 2021 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of directors of any company that employed any member of the Company's compensation committee or the Board.
Stock Ownership Guidelines
We have stock ownership requirements for our directors and executive officers. The purpose of the ownership requirements is to further our goal of increasing stockholder value and to align the interests of our directors and key executives with the interests of our stockholders. Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a cost basis equal to the following multiple of the individual's compensation, defined as either a director's cash retainer fee or an officer's base salary:
•5x for the CEO and President;
•5x for non-employee directors; and
•3x for all other executive officers.
An individual's cost basis is equal to (1) his or her actual cost, in the case of purchases in the open market, (2) the fair market value of the shares at the date of exercise of stock options or stock appreciation rights, or (3) the fair market value of the shares at the date of vesting of restricted stock, restricted stock units or performance units. Each person's stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary. For the purpose of counting the shares owned, only vested share equivalents under Company-sponsored plans will count as shares owned. Share equivalents will not include any amounts attributable to outstanding unexercised stock options or unvested equity awards.

Generally, individuals have a five-year period to attain his or her stock ownership requirements. At any time at which the individual's stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of "Net Shares" received upon vesting of restricted stock, restricted stock units and performance units. "Net Shares" are defined to include shares of common stock that are owned by the individual after shares are used to pay applicable withholding taxes. Subsequent to achieving the initial stock ownership requirement, all directors and executives are required to continuously maintain stock ownership at their specified levels.
If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy and upon receipt of permission for the transfer by the Corporate Secretary. The policy provides a hardship exemption, for which an individual must submit a request to the Corporate Secretary, who will review the request with the CEO or the chairman of the corporate governance/nominating committee.
Upon our request, and at least annually, individuals subject to the ownership requirements are required to provide a schedule disclosing the number and cost basis of shares owned. The ownership requirements are administered by the Corporate Secretary. The Board may amend the ownership requirements at its sole discretion. Presently all of our directors and our executive officers have attained or exceeded his or her ownership requirements or are in their initial five-year period under this policy.
Hedging Policy
Our directors, executive officers and employees are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market as well as short sales of our securities. These types of transactions can hedge against decreases in our stock price and encourage risky behavior. We believe these activities are often perceived as involving insider trading and may focus the holder's attention on our short-term performance rather than our long-term objectives.
Sustainability
We are focused on developing our significant natural gas resource base to provide our customers a long-term and affordable energy source through the implementation of sustainable and safe business practices while achieving long-term financial returns for our stockholders. In addition, we are committed to conducting our business in a responsible manner that protects the environment along with the health, safety and security of our employees, contractors and the communities where we operate. In addition to our strong corporate governance, some highlights of our environmental and social initiatives are as follows:
Environmental
•Our emissions intensity ranking is one of the lowest in the industry given our natural gas focus.
•We utilize natural gas fueled rigs in our drilling and completion operations. Using cleaner burning natural gas rather than diesel fuel allows us to reduce emissions.
•Our active leak detection and repair program uses optical gas imaging technology to detect leaks so they are repaired immediately.
•We have entered into a partnership with MiQ to oversee an independent third-party audited assessment of methane emissions from our Haynesville shale natural gas operations. The results may allow us to document to both domestic and international customers that we provide responsibly sourced natural gas.
•We have engaged with The Environmental Partnership, which is comprised of numerous industry-leading oil and natural gas companies with a common goal of sustainable operations reducing emissions.

•We follow "green completion" practices that have become industry standard in the United States and install pipeline infrastructure ahead of completing our wells which eliminates the need to flare natural gas during initial production.
•We utilize multi-well pad locations and strive to extend the lateral lengths of our wells to minimize our above-ground footprint.
Social
•We seek to attract and maintain a qualified and diverse workforce with our strong non-discrimination and anti-harassment policies.
•Our employee health and safety management system is designed to achieve our goals of operational excellence and maintaining an injury-free workplace. Components include intensive employee training, periodic audits and inspection and scorecards to measure our success.
•We hold our contractors accountable to the highest performance standards for employee safety programs and policies and procedures, including training, and we monitor compliance with a third party management service.
•Our OSHA total recordable incident rate was 0.45 in 2021.
Additional information on our environmental, social and governance initiatives can be found in the "Sustainability" section of our website at www.comstockresources.com.

The Board of Directors and its Committees
Board Responsibilities
The primary responsibility of the Board is to exercise governance over the affairs of the Company and to establish delegations of authority to the Company's management. It is also the Board's responsibility, as a whole and through its committees, to provide oversight, counseling and direction to the Company's management from the perspective of the long-term interests of the Company and its stockholders. The Board's and its committees' responsibilities include: (a) reviewing and approving the Company's major financial objectives and strategic and operating plans and actions; (b) overseeing the conduct of the Company's business to evaluate whether it is being properly managed; (c) regularly evaluating the performance of the CEO and other senior executives; (d) planning for succession with respect to the position of CEO and monitoring management's succession planning for other senior executives; (e) setting the compensation of the Company's executive officers; (f) overseeing the processes for maintaining the Company's integrity with regard to its financial statements and other public disclosures; and (g) overseeing the Company's compliance with laws and ethics as well as the Company's compliance programs and policies.
The Board has instructed the CEO, working with the Company's other executive officers, to manage the Company's business in a manner consistent with all applicable laws and regulations, the Company's standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.
Our directors monitor the Company's business and affairs through Board and board committee meetings, background and informational materials, presentations provided to them on a regular basis, and meetings with our officers and employees.
Board Committees
In addition to the executive committee, the Board has three committees which are each composed entirely of our independent directors. Membership of these committees is as follows:

Audit	Compensation	Corporate Governance/Nominating
Elizabeth B. Davis, Chair	Jim L. Turner, Chair	Morris E. Foster, Chair
Morris E. Foster	Elizabeth B. Davis	Elizabeth B. Davis
Jim L. Turner	Morris E. Foster	Jim L. Turner
Each of these committees operates pursuant to a written charter which can be found in the "Corporate Governance" section of our website at www.comstockresources.com. As stated earlier, documents and information on our website are not incorporated herein by reference. These documents are also available in print from the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.
The audit committee reviews and approves our financial statements and earnings releases, oversees the internal audit function and reviews the Company's internal accounting controls. The audit committee oversees the implementation of the Company's compliance policies and programs relating to our financial statements and monitors ongoing compliance matters and concerns. The audit committee also reviews related party transactions. The audit committee has the sole authority to appoint, review and discharge our independent registered public accountants. The Report of the Audit Committee begins on page 19 of this proxy statement.

The compensation committee is responsible for overseeing and approving our compensation programs including our non-employee director compensation program. It is also responsible for reviewing and approving the compensation plans and decisions for all executive officers. It also oversees and regularly reviews the compensation program for all our employees and supervises all compensation and benefits policies and plans. The compensation committee frequently meets in executive sessions to discuss and approve compensation plans and decisions. The compensation committee is assisted in these matters by an independent compensation consultant, hired by and operating under the supervision of the committee. A description of the committee's role in determining executive compensation, including the CEO's compensation, and its use of an independent compensation consultant, is contained in "Executive Compensation—Compensation Discussion and Analysis," which appears on pages 21-34 of this proxy statement. A description of the committee's role in determining non-employee director compensation is contained in "Director Compensation," which appears on page 17 of this proxy statement.
The corporate governance/nominating committee is responsible for developing, overseeing, reviewing and monitoring compliance with the Company's policies, programs and practices relating to corporate governance, including our corporate governance guidelines, and for evaluating and monitoring compliance with our policies, and making recommendations to the Board on various governance issues. The committee is also responsible for reviewing and recommending to the Board director nominees, recommending committee assignments and conducting an annual review of Board and committee effectiveness. The process for evaluating and nominating director nominees is described in "Director Selection Process" on page 8 of this proxy statement.
Director Compensation
The compensation program for our non-employee directors has been developed by the compensation committee after consideration of the recommendations and competitive market data provided by its independent compensation consultant. In setting non-employee director compensation, the compensation committee considers the significant amount of time that our directors spend satisfying their duties to the Company and our stockholders, as well as the skill level required by our directors. Employee directors receive no additional compensation for serving on our Board. During 2021, independent directors received an annual retainer of $83,000 and an annual equity grant with a value of $125,000 and the committee chairman received an additional annual retainer of $31,500, $20,750 and $12,500 for the audit, compensation and corporate governance/nominating committees, respectively.  The Lead Director also received an additional $37,000 annual retainer in 2021.
The following table sets forth the compensation of our non-employee directors for services during 2021:

		Equity Awards
Name of Director	Fees Earned or Paid in Cash	Grant Date	Number of Restricted Shares (#)	Grant Date Fair Value	Total	Number of Outstanding and Unvested Restricted Shares as of 12/31/2021
Elizabeth B. Davis	$114,500	June 8, 2021	20,661	$125,000	$239,500	20,661
Morris E. Foster	$95,500	June 8, 2021	20,661	$125,000	$220,500	20,661
Jim L. Turner	$140,750	June 8, 2021	20,661	$125,000	$265,750	20,661

PROPOSAL 2	TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2022
Ernst & Young LLP ("EY") has served as the Company's independent registered public accountants since 2003. The audit committee has appointed EY as independent registered public accountants for the Company for 2022, subject to the ratification of such appointment by the stockholders. A vote will be held on a proposal to ratify this appointment at the Annual Meeting. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent registered public accountants to audit the financial statements of the Company is of sufficient importance to seek stockholder ratification. In the event a majority of the votes cast is not voted in favor of the ratification of the appointment of EY, the audit committee will reconsider the appointment. Even if the selection is ratified, the audit committee, in its discretion, may elect a different independent registered public accounting firm at any time if the audit committee determines that such a change would be in the best interests of the Company and stockholders.
It is expected that representatives of EY will be present at the Annual Meeting and will be available to answer appropriate questions pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These representatives will have the opportunity to make a statement if they desire.
The fees billed by EY for services rendered for 2020 and 2021 are set out on page 20 of this proxy statement.
The Board recommends that stockholders vote "FOR" the ratification of this appointment.

Audit-Related Matters
Report of the Audit Committee
The audit committee assists the Board in overseeing: (1) the integrity of Comstock's financial statements; (2) Comstock's compliance with legal and regulatory requirements; (3) the independence, qualifications and performance of Comstock's independent registered public accounting firm; (4) Comstock's performance of its internal audit function; (5) Comstock's derivatives and hedging program; and (6) Comstock's oil and natural gas reserves estimation process. The Board has made a determination that all the members of the audit committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board also determined that Dr. Davis, the committee's chairperson, is an "audit committee financial expert," as defined by the rules of the SEC. The audit committee has in place a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. The audit committee has set up a toll free ethics and compliance hotline managed by an independent third party. This hotline is available 24 hours a day, seven days a week, to enable employees to communicate concerns to management without fear of retaliation.
Management is responsible for the preparation, presentation and integrity of Comstock's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and an audit of managment's assessment of effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB"). The audit committee recognizes the importance of maintaining the independence of Comstock's independent registered public accounting firm. The audit committee discussed with EY the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and received from EY the written disclosures and the letter concerning the independent registered public accounting firm's independence required by PCAOB Rule 3526 and the federal securities laws administered by the SEC. Further, consistent with its oversight role, the audit committee has reviewed the audited financial statements and met with EY with and without management present to discuss the results of their examinations, their evaluations of Comstock's internal controls and the overall quality of the Company's financial reporting.
Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2021 be included in the Annual Report on Form 10-K for the same fiscal year, for filing with the SEC.
The members of the audit committee are not professionally engaged in the practice of auditing or accounting for Comstock and are not experts on auditor independence standards. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and Comstock's registered public accounting firm. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of Comstock's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that EY is in fact independent.
Submitted by the audit committee of the Board.

Elizabeth B. Davis, Chairman
Morris E. Foster
Jim L. Turner

Audit Committee Financial Expert
Our Board has determined that the chairman of our audit committee, Dr. Davis, meets the qualifications of an "audit committee financial expert" as that term is used in SEC regulations.
Principal Accounting Firm Fees
The following table sets forth the fees billed or to be billed by EY, for services rendered for the years ended December 31, 2020 and 2021:

	2020	2021
Audit Fees	$1,388,871	$1,396,000
No audit-related fees, fees related to tax services or other fees were billed by EY in 2020 or 2021. The audit committee performs an annual review and approves the scope of services and proposed fees of the Company's principal accounting firm. Any projects not specifically included in this approval will be reviewed and approved in advance by the chairman of the audit committee and will be reviewed by the full audit committee at the next regularly scheduled meeting. The audit committee also considered whether the provision of services, other than audit services, is compatible with maintaining the accounting firm's independence.
Pre-approval Policies and Procedures
The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The audit committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at audit committee meetings throughout the year.
During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval authority from the chairman of the audit committee, who must report on such approvals at the next scheduled audit committee meeting. All 2021 audit and non-audit services provided by the independent registered public accounting firm were pre-approved by the audit committee.
Executive Compensation
Compensation Committee Report
The compensation committee determines the objectives for Comstock's executive compensation and benefit programs and discharges the responsibilities of the Board relating to the compensation of Comstock's executive officers. The specific duties of the compensation committee are set forth in its charter, which was adopted by the Board and evaluated annually. The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained on pages 21-34 of this proxy statement and, based upon this review and discussion, the committee recommended to the Board, and the Board approved, that the CD&A be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Submitted by the compensation committee of the Board.

Jim L. Turner, Chairman
Elizabeth B. Davis
Morris E. Foster

Compensation Discussion and Analysis
This CD&A provides a description of the elements and key features of our compensation program, as well as context and rationale for decisions made with respect to the compensation for our "named executive officers" or "NEOs" for the year ended December 31, 2021, who are identified below:

Name	Principal Position
M. Jay Allison	Chief Executive Officer
Roland O. Burns	President and Chief Financial Officer
Daniel S. Harrison	Chief Operating Officer
David J. Terry	Senior Vice President of Corporate Development
Daniel K. Presley	Vice President of Accounting
Our executive compensation programs are intended to align pay outcomes with performance achievements, grow stockholder value, attract and retain executive talent and support our business strategy. We believe that our executive compensation programs as currently designed to align our executives' pay with Company performance, stockholder expectations and prevailing market practices.

2021 Accomplishments
We exceeded all our goals during 2021 including generating substantial free cash flow and reducing our leverage to below 2.5x. We reduced our cost of capital by refinancing $2 billion of our senior notes, saving $48 million in cash interest payments, and repaid $265 million outstanding under our bank credit facility, increasing our financial liquidity to $1.2 billion. Other 2021 accomplishments include:
•Improving drilling performance by 25% by drilling on average just over 1,000 feet per day as compared to 800 feet per day in 2020;
•Increasing the average lateral length for wells drilled in 2021 to approximately 8,800 feet, including our record longest lateral to date of 15,155 feet;
•Drilling 64 (51.9 net to us) successful operated wells which had an average per well initial production rate of 23 MMcf per day;
•Growing our proved reserves by 9% to 6.1 Tcfe at a low finding cost of 60¢ per Mcfe while replacing 199% of our production;
•Maintaining our industry leading low cost structure by averaging 63¢ per Mcfe produced of total operating costs; and
•Demonstrating environmental stewardship by partnering with MiQ to certify our Haynesville shale natural gas production as responsibly sourced.

Key Compensation Program Features
•Aligns pay and performance, by using an annual incentive bonus plan that is weighted heavily on achieving financial performance goals and by providing a portion of our long-term incentive ("LTI") equity awards in performance stock units ("PSUs") based on relative total shareholder return ("TSR") versus our peer group.
•Stockholder friendly performance metrics, which do not focus on absolute growth but instead utilized performance measures for return on equity, free cash flow generation, well cost efficiency, operating efficiency and reserve replacement in 2021.
•Market competitive, by evaluating executive compensation against a peer group of appropriately sized oil and gas exploration and production companies and by using similar pay practices that directly reflect the practices of this peer group.

•Incorporates stockholder interests, by aligning pay with stockholder value creation, through our LTI program, and by holding discussions with large stockholders to obtain their feedback on our compensation programs and implementing many of their suggestions.
•Employs best practices in corporate governance, by adopting stock ownership guidelines, clawback and anti-hedging policies and eliminating excise and other tax gross ups in our compensation plans.
•Governed by independent directors that are advised by independent consultants.

Compensation Program Objectives
Our compensation committee has responsibility for establishing and administering the compensation objectives, policies and plans for our executive officers. The compensation program and the executive officers' compensation are determined by the compensation committee. The committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to our executive officers on several different objectives, which include:
•Providing compensation that is competitive with the compensation of companies that have operations similar to us and are in similar markets for executive talent;
•Encouraging focus on both short-term and long-term performance, promoting stockholder value through strategic business decisions and the achievement of performance objectives;
•Providing performance-based incentive compensation intended to vary with company and individual performance, while appropriately moderating the impact of the cyclical nature of our business; and
•Facilitating ownership of our common stock by our executive officers through equity-based incentives so that management's interests are closely aligned with those of stockholders in terms of both risk and reward.
Our compensation committee held three meetings during 2021 and it has met two times to date in 2022.  In February 2022, the compensation committee reviewed and approved salaries for 2022 and annual incentive payouts for 2021.  In April 2022, the compensation committee and the Board approved the compensation committee report and the inclusion of the CD&A in this proxy statement.

Advisory Vote on Executive Compensation
At the Company's 2020 Annual Meeting of Stockholders, 99.6% of shares present at the meeting for purposes of the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that meeting. The next advisory stockholder vote on executive compensation is scheduled to be held at the 2023 Annual Meeting of Stockholders.

Compensation Components
The purpose and key features of each component of our executive compensation program are summarized below:

Component	Objective	Key Features
Base Salary	Reflects each executive's level of responsibility, leadership, tenure, and contribution to the achievement of the Company's business objectives and is designed to be competitive with our peer group.	Fixed compensation that is reviewed annually and adjusted as appropriate.

Annual Incentive Award	Measures and rewards achievement of short-term performance goals that apply to the annual business plan.	Performance-based cash incentives are based on the achievement of performance goals.

Restricted Stock Awards
Motivates our executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long term; motivates our executive officers to remain with the Company over the vesting period.

Restricted stock awards which vest over three years under which the ultimate value realized varies with our common stock price. Restricted stock awards represent 50% of our executive officers' LTI awards (based on the number of shares subject to the awards).

Performance-based Restricted Stock Unit Awards
Aligns the long-term interests of our executive officers with our stockholders by determining the number of shares earned for each performance period based on our TSR relative to a peer group selected by the compensation committee.
Performance-based LTI awards represent 50% of our executive officers' LTI awards. The ultimate number of units earned is based on the achievement of our TSR relative to the peer group.

Executive Life Insurance Program	Provides life insurance protection and retirement savings for our executive officers.	The Company's contributions each year equal 5% of each executive's salary and prior year's bonus, used to purchase life insurance coverage.

Employment Agreements	Provide industry appropriate post-termination compensation in certain circumstances to our CEO, President, and other certain executives.
Employment agreements reflect current governance standards. Severance benefits related to a change in control require that the executive's employment has been involuntarily or constructively terminated ("double trigger"). There are no golden parachute excise tax or other tax "gross-ups".

Other Benefits	401(k) Plan participation and employee welfare plan programs designed to be competitive in recruiting and retaining employees.	Our executive officers participate in the retirement and welfare plan programs on the same terms as all other employees.
The compensation committee has not established formal policies or guidelines with respect to the mix of base salary, annual cash bonus and stock-based awards to be paid or awarded to the executive officers.

Roles and Responsibilities
In 2021, the compensation committee and the Board made all compensation decisions for our executive officers including the CEO. The committee retained Meridian Compensation Partners, LLC ("Meridian") to review our compensation program including peer company analysis to assess the competitiveness of our compensation levels, design, practices and processes. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and related corporate governance matters.
Meridian reports directly to the compensation committee, which is the sole party responsible for determining the scope of services performed, the directions given regarding the performance of those services, and the approval of the payment of invoices for those services.
The compensation committee has the sole authority to retain or terminate its compensation consultant. The compensation consultant's role with the Company is limited to executive compensation matters and no such services are performed unless at the direction of and with the approval of the committee. In connection with its engagement of Meridian, the committee considered various factors bearing on Meridian's independence, including the amount of fees paid by the Company in 2021 and the percentage of total revenues they represented; Meridian's policies and procedures for preventing conflicts of interest and compliance therewith; any personal and business relationship of any of Meridian's personnel with any of our compensation committee members or executive officers; and Meridian's policies prohibiting stock ownership by its personnel engaged in any Company matter and the compliance therewith. After reviewing these factors, the compensation committee determined that Meridian is independent and that its engagement did not present any conflict of interest.

Determining Market Compensation
Compensation Peer Group Benchmarking
The compensation committee assessed the market competitiveness of the compensation of our NEOs against our compensation peer group. To supplement this assessment, the compensation committee also evaluated our executive officers' compensation against competitive market data derived from the 2020 North America Oil and Gas Exploration & Production Compensation Survey, administered by Meridian (data effective as of July 1, 2020). In using this survey data, the compensation committee does not focus on any particular companies in the survey (other than the peer companies listed below).
The compensation committee reviews market data for each element of compensation, as well as information regarding the incentive plan designs and pay practices among a selected peer group of companies. In general, the compensation committee uses this data as background information for its compensation decisions and does not "benchmark" compensation at any particular level relative to the peer companies.
Selection criteria utilized to evaluate the companies selected for the peer group include: scope of operations; financial and operational metrics; and the availability of market compensation data. The compensation committee reviews the composition of the peer group annually and may consider modifications resulting from business combinations, changes in our strategy, asset sales or other types of transactions that cause peer companies to no longer exist or to no longer be comparable. Based on the foregoing criteria, the compensation committee approved the following compensation peer group for 2021:

Antero Resources Corporation	EQT Corporation	SM Energy Company
Cabot Oil & Gas Corporation	Gulfport Energy Corporation	Southwestern Energy Company
Callon Petroleum Company	Matador Resources Company	Talos Energy Corporation
Cimarex Energy Company	PDC Energy, Inc.	Whiting Petroleum Corporation
CNX Resources Corporation	Range Resources Corporation

Determination of Base Salaries
Base salary provides a fixed element of compensation periodically paid to our NEOs, which is generally reviewed annually by the compensation committee. In setting base salary, the compensation committee takes into account the following factors:  competitive market data, the NEO's responsibilities, experience, performance, initiative, contributions to our overall performance, managerial ability and handling of special projects.  For 2021, base salaries for the NEOs remained the same as compared to 2020.

Executive	2020	2021	%
M. Jay Allison, Chief Executive Officer	$840,000	$840,000	—%
Roland O. Burns, President and Chief Financial Officer	$570,000	$570,000	—%
Daniel S. Harrison, Chief Operating Officer	$460,000	$460,000	—%
David J. Terry, Senior Vice President of Corporate Development	$435,000	$435,000	—%
Daniel K. Presley, Vice President of Accounting	$285,000	$285,000	—%
Determination of Annual Incentives
Annual cash bonuses are provided to promote achievement of our business objectives of increasing stockholder value based on the achievement of financial, strategic and operational objectives during the fiscal year. Our executive officers, including the NEOs, participate in our annual incentive plan.
Under the annual incentive plan, the compensation committee sets annual target bonus opportunities which are expressed as a percentage of base salary, dependent on the position and scope of responsibilities of each executive. The compensation committee reviews the bonus target percentages and values for each of the executives on an annual basis, and makes adjustments when it deems necessary. The compensation committee approved the following annual target bonus opportunities for the NEOs:

Executive	Threshold	Target	Maximum
	(Percentage of Annual Base Salary)
M. Jay Allison, Chief Executive Officer	50%	100%	200%
Roland O. Burns, President and Chief Financial Officer	45%	90%	180%
Daniel S. Harrison, Chief Operating Officer	40%	80%	160%
David J. Terry, Senior Vice President of Corporate Development	35%	70%	140%
Daniel K. Presley, Vice President of Accounting	30%	60%	120%
Each NEO had the opportunity to earn cash bonus awards within a range of 0% to a maximum of 200% of the NEO's target bonus opportunity, based on the Company's performance relative to pre-determined performance measures and goal levels.

For 2021, performance measures, weighing of each performance measure and goal levels were as follows:

	Weighting	Threshold	Target	Maximum
Return on Average Equity	15%	5%	10%	15%
Free Cash Flow Generation	15%	> $150 million	> $200 million	> $250 million
Well Cost Efficiency (per completed lateral foot)	15%	< $1,200	< $1,100	< $1,000
Full Cycle Return (EBITDAX margin per Mcfe / finding costs per Mcfe))	15%	2x	2.5x	3x
Reserve Replacement % (reserves added / production)	15%	75%	110%	180%
Other Key Objectives	25%
* TSR Relative to Peer Group
* Environmental Initiatives
* Risk Management
* Safety Record
* Leverage/Liquidity Improvement
* Execution of Strategic Plan
The determination of each NEO's 2021 cash bonus payout for each performance measure was based on the following formula:

Annual Target Bonus Amount	X	Percent of Target Earned By Performance Measure	X	Performance Measure Weight	=	Cash Bonus Earned
(% of Base Salary)		(0 - 200%)		(15% or 25%)		(Capped at 200% of Target)
For performance between the threshold, target and maximum goal levels, the percentage of target bonus earned was determined using straight-line interpolation. If performance for a performance measure was below the threshold goal level, no cash bonus was earned for that performance measure.
The Company's achievement of the defined performance goals in 2021 was as follows:

	Achievement	% of Target Earned
Return on Average Equity	27%	200%
Free Cash Flow Generation	$262 million	200%
Well Cost Efficiency (per completed lateral foot)	$1,040	160%
Full Cycle Return	3.8x	200%
Reserve Replacement (reserves added / production)	201%	200%
Other Key Objectives	6 of the 6 objectives were achieved	192%

The compensation committee evaluated the achievement of other key objectives for plan year 2021, noting that all of the key objectives were achieved at above target levels. Strong TSR performance, substantial progress on new environmental initiatives, strong risk management and continued record of safety, combined with very substantial improvement to our leverage ratio were the major factors that drove the compensation committee's determination. Based on the achievement of metrics and goals in 2021, our executives earned payouts of 192% of their target bonus opportunity.
Determination of Long-term Incentive Awards
Each year, we grant LTI awards to our NEOs to align the interests of our NEOs with the interests of our stockholders, provide competitive total compensation opportunities and support the attraction and retention of key talent. Long-term incentive awards are governed under the terms of the Company's 2019 Long-term Incentive Plan

(the "2019 Plan"). In 2020 and continuing into early 2021, the compensation committee suspended LTI awards for the CEO and President given that both officers were receiving guaranteed retention bonus payments. In March 2022, the compensation committee awarded the CEO a cash bonus of $2.6 million in lieu of the 2020 and 2021 LTI awards. The compensation committee approved the other NEOs' 2021 target LTI award values taking into account market competitive data, individual performance and the roles and responsibilities of each NEO.
Each NEO's target LTI award value was equally allocated between restricted stock and PSUs as shown in the table below:

Executive	Grant Date	Restricted Stock Awards	PSU Awards
		(Shares)	(Units)
M. Jay Allison, Chief Executive Officer		—	—
Roland O. Burns, President and Chief Financial Officer		—	—
Daniel S. Harrison, Chief Operating Officer	June 8, 2021	76,033	76,033
David J. Terry, Senior Vice President of Corporate Development	June 8, 2021	35,950	35,950
Daniel K. Presley, Vice President of Accounting	June 8, 2021	20,021	20,021
2021 Restricted Stock Awards. On June 8, 2021, the committee approved a grant of restricted shares for the NEOs (other than the CEO and the President) as recommended by the compensation committee. Each of these grants vests ratably over a three year period, provided that the NEO is employed through each vesting date. Upon each vesting date, one-third of the NEO's restricted stock award will become free of any restrictions. Generally, if an NEO should terminate employment prior to a vesting date, any remaining unvested restricted shares would be forfeited.
2021 PSUs. On June 8, 2021, the committee approved a grant of PSUs for the NEOs (other than the CEO and the President) as recommended by the compensation committee. The number of PSUs earned is based on the Company's TSR relative to a peer group over a three year performance period that began on June 8, 2021 and will end on June 7, 2024 as shown in the table below:

Level of Performance	Relative TSR Performance Over Specified Performance Period	# of Earned PSUs
Maximum	90th Percentile of Peer Group	200% of Target
Target	50th Percentile of Peer Group	100% of Target
Threshold	20th Percentile of Peer Group	50% of Target
The committee approved the following natural gas producer peer group to measure the Company's TSR performance:

Antero Resources Corporation	EQT Corporation	Silverbow Resources, Inc.
Chesapeake Energy Corporation	Range Resources Corporation	Southwestern Energy Company
CNX Resources Corporation	SPDR S&P Oil and Gas	Vine Energy, Inc.
Coterra Energy, Inc.	Exploration & Production ETF
For performance that falls between threshold and target or between target and maximum, the number of PSUs earned is determined through interpolation. In the event that TSR is negative, the percentage of the target number of PSUs earned is limited to 100% of the target award. The number of PSUs earned at the end of a performance period will be settled in a like number of shares of our common stock.
During 2021, PSUs issued by the committee in 2018 to each NEO vested at 100% of target due to the Company finishing in the 50th percentile of the 2018 peer group related to its TSR performance during the performance period.

Executive Life Insurance Plan
We cover each of our NEOs under an executive life insurance plan. The purpose of this plan is to provide each NEO additional life insurance protection and additional savings for their retirement. Under this plan, we contribute an amount equal to five percent of each NEO's annual cash compensation to pay premiums on a variable universal life insurance policy. Each NEO directs the investment of the policy's cash value among a selection of mutual funds offered by the life insurance carrier.
During employment, each NEO may designate a beneficiary to receive payment of the death benefit under the variable life insurance policy (reduced by the amount of the premiums paid into the plan, which are repaid to us), but has no other rights of ownership in the policy. Upon an NEO's termination of employment, the policy will be transferred to the NEO. In 2021, we paid premiums of $314,968 on the variable life insurance policies.
Other Benefits
Our executive officers receive medical, group life insurance and other benefits including matching contributions under our 401(k) plan that are available generally to all of our salaried employees over 21 years of age. We have no defined benefit retirement plans for any of our employees. As noted in the Summary Compensation Table below, we also make our corporate aircraft available to certain executive officers for personal use.
We also have employment agreements with our CEO, our President and our Senior Vice President of Corporate Development that provide for these executives to receive certain prescribed benefits based upon an involuntary termination of their employment (with enhanced severance if such termination occurs in connection with a change in control). The compensation committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.

Other Compensation Matters
Stock Ownership
We have robust stock ownership requirements for our Board and executive officers. See page 13 for a description of our policies.
Limitation on Income Tax Deduction for Executive Compensation
Section 162(m) of the Internal Revenue Code, as modified by the Tax Cuts and Jobs Act, generally limits the corporate income tax deduction for compensation paid to any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers (other than the chief executive officer and chief financial officer) for the taxable year. These five individuals are considered "covered employees".  Once an individual becomes a covered employee for any taxable year, that individual will remain a covered employee for all future years. All compensation paid to a covered employee in excess of $1 million is nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans.
Compensation Risk Assessment
The compensation committee reviewed the possible relationship between risk and our incentive compensation program for all employees. The compensation committee believes that our compensation policies and practices do not encourage excessive risk and are not reasonably likely to have a material adverse effect on the Company. The following design elements of our incentive compensation program are intended to mitigate excessive risk taking:  (1) basing cash bonuses on the achievement of objective performance metrics that link directly into our business plan, (2) linking a significant portion of NEO total compensation to changes in our share price, which helps to align the interests of the NEOs with that of our stockholders, (3) basing PSU payouts on the Company TSR relative to a peer group, (4) striking an appropriate balance between short-term and long-term incentives to ensure that our NEOs maintain a balanced focus on both short-term financial objectives and long-term share shareholder value creation, (5) the vesting of restricted stock awards annually over three years, (6) stock ownership and retention requirements for our NEOs, (7) having maximum payout caps on incentive compensation and (8) having a clawback policy.
Clawback Provisions
The compensation committee has adopted an Executive Compensation Clawback Policy (the "Clawback Policy"), which provides that in the event of an accounting restatement due to material noncompliance with the financial reporting requirements under federal securities laws, the Company may seek to recover certain excess incentive-based compensation paid to current or former executives of the Company, including NEOs ("Covered Employees") as a result of such misstatement.
The Company also has a right of recoupment in the event of a Covered Employee's misconduct.  "Misconduct" is defined in the Clawback Policy as including, but not limited to, a material breach of the Covered Employee's employment agreement; gross negligence or willful misconduct in the performance of the Covered Employee's duties; and breach of any fiduciary duty owed to the Company, including, without limitation, engaging in competitive acts while employed by the Company.  In the event of a Covered Employee's misconduct, the Clawback Policy provides the Company with the right to recoup incentive compensation or severance compensation that the Covered Employee was awarded and paid within a specified time period and cause the forfeiture of such Covered Employee's outstanding incentive awards or severance compensation that has not yet become due or payable.
Summary Compensation Table
The following table reflects the elements of compensation earned by, or awarded to, our NEOs under our executive compensation programs for the applicable year.
Salary: Values shown represent the base salary earnings of the NEOs.
Stock Awards: This column represents the grant date fair value of grants of restricted stock and PSUs. The Company did not grant stock options to the NEOs during any of the years covered by the table, and no NEO holds any outstanding stock options.
Non-Equity Incentive Plan Compensation: This column represents the cash bonus earned under the Company's Annual Incentive Plan.
Bonus: Values reflect the discretionary cash bonus earned by the NEO.
Non-Qualified Deferred Compensation Earnings: This column reflects "above market" earnings on non-qualified deferred compensation plans. This is the difference between (i) actual earnings on the cash surrender values of universal life insurance policies owned by us insuring each executive under our Executive Life Insurance Plan, and (ii) market interest rates, as determined pursuant to the SEC's rules.
All Other Compensation: This column represents the value of the additional benefits provided by us that include the employer match under our 401(k) plan, life insurance premiums paid by us for the benefit of certain executive officers and incremental costs incurred by the Company for personal use of our corporate aircraft by certain executives.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Bonus (2)	Non-Qualified Deferred Compensation Earnings	All Other Compensation(3)	Total
M. Jay Allison	2021	$840,000	—	$1,612,800	$5,500,000	$714,975	$288,155	$8,955,930
Chief Executive Officer	2020	$840,000	—	$756,000	$2,900,000	$597,174	$234,370	$5,327,544
	2019	$825,000	$3,000,549	$1,138,500	$2,900,000	$663,154	$251,186	$8,778,389
Roland O. Burns	2021	$570,000	—	$984,960	$1,144,000	$451,983	$143,979	$3,294,922
President and Chief Financial	2020	$570,000	—	$461,700	$1,144,000	$374,088	$71,756	$2,621,544
Officer	2019	$560,000	$2,036,733	$695,520	$1,144,000	$393,083	$118,538	$4,947,874
Daniel S. Harrison	2021	$460,000	$1,110,842	$706,560	—	$16,633	$19,954	$2,313,989
Chief Operating Officer	2020	$460,000	$1,131,192	$331,200	—	$26,043	$19,408	$1,967,843
	2019	$390,000	$1,091,112	$496,800	—	$5,055	$18,920	$2,001,887
David J. Terry (4)	2021	$435,000	$525,230	$584,640	—	$9,210	$18,440	$1,572,520
Senior Vice President of Corporate	2020	$435,000	$534,863	$274,050	—	$3,556	$17,842	$1,265,311
Development	2019	$194,792	$515,242	$205,275	—	—	—	$915,309
Daniel K. Presley	2021	$285,000	$292,507	$328,320	—	$91,617	$20,324	$1,017,768
Vice President of Accounting	2020	$285,000	$297,860	$153,900	—	$183,983	$19,140	$939,883
	2019	$265,000	$283,379	$227,700	—	$137,946	$18,201	$932,226
(1)The amounts in this column represent the aggregate grant date fair value of restricted stock grants and grants of PSUs. The Company's performance units are valued assuming a target number of shares would be payable as this is deemed to be the "probable" payout at the time of grant consistent with the estimate of compensation cost to be recognized over the service period.
(2)Includes a $2,600,000 cash bonus in lieu of LTI awards for Mr. Allison in 2021 and 2020 and payment of a retention bonus of $2,900,000 for Mr. Allison and $1,144,000 for Mr. Burns resulting from a 2018 change in control of the Company . Additional information is provided in the section "Potential Payments Upon Termination."
(3)All other compensation for 2021 is detailed in the following table:

Name	Personal Aircraft Use	401(k) Matching Contributions	Life Insurance Benefits	Total
M. Jay Allison	$139,984	$17,400	$130,771	$288,155
Roland O. Burns	$83,721	$17,400	$42,858	$143,979
Daniel S. Harrison	—	$17,400	$2,554	$19,954
David J. Terry	—	$17,400	$1,040	$18,440
Daniel K. Presley	—	$17,400	$2,924	$20,324
(4)Mr. Terry was appointed as Senior Vice President of Corporate Development in July 2019.
Grants of Plan-Based Awards in 2021
In 2021, the compensation committee made the following awards under the Annual Incentive Plan to the NEOs:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name and Principal Position	Threshold	Target	Maximum
M. Jay Allison	$420,000	$840,000	$1,680,000
Chief Executive Officer
Roland O. Burns	$256,500	$513,000	$1,026,000
President and Chief Financial Officer
Daniel S. Harrison	$184,000	$368,000	$736,000
Chief Operating Officer
David J. Terry	$152,250	$304,500	$609,000
Senior Vice President of Corporate Development
Daniel K. Presley	$85,500	$171,000	$342,000
Vice President of Accounting
The threshold, target and maximum amounts represent the potential amount payable under the annual incentive plan based upon achievement of the performance goals established for 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth certain information with respect to the value of outstanding equity awards held by our NEOs at December 31, 2021. There were no stock option awards outstanding.

		Stock Awards
Name and Principal Position	Year of Vesting	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (1)	Number of Equity Incentive Awards That Have Not Vested (2)	Market Value of Equity Incentive Awards That Have Not Vested (3)
M. Jay Allison	2022	74,864	$605,650	224,592	$1,816,949
Chief Executive Officer	2023	—	—	—	—
	2024	—	—	—	—
Roland O. Burns	2022	50,818	$411,118	152,450	$1,233,321
President and Chief Financial Officer	2023	—	—	—	—
	2024	—	—	—	—
Daniel S. Harrison	2022	81,068	$655,840	81,670	$660,710
Chief Operating Officer	2023	53,846	$435,614	85,502	$691,711
	2024	25,345	$205,041	76,033	$615,107
David J. Terry	2022	38,315	$309,968	38,566	$311,999
Senior Vice President of Corporate Development	2023	25,459	$205,963	40,428	$327,063
	2024	11,984	$96,951	35,950	$290,836
Daniel K. Presley	2022	21,248	$171,896	21,211	$171,597
Vice President of Accounting	2023	14,179	$114,708	22,514	$182,138
	2024	6,675	$54,001	20,021	$161,970
(1)Market value was based on the closing price for our common stock on the last trading day of 2021 of $8.09 per share.
(2)This column represents the number of outstanding earned and unearned PSUs at the target award levels.
(3)This column represents the payout value for the PSUs which were earned but not vested and the projected pay out values of unearned PSUs. The projected payout values are determined by multiplying the shares earned or the target number of shares for unearned PSUs by $8.09, the closing price of our common stock on the last trading day of 2021. The actual payout for unearned PSUs will depend upon our actual performance compared to our peer group's performance at the end of each performance period and the price of our common shares on the date on which the payouts occur.
Stock Vested
The following table sets forth certain information with respect to the value of restricted stock and PSUs which vested during the year ended December 31, 2021.

	Restricted Stock		Performance Share Units
Name and Principal Position	Number of Shares Acquired on Vesting	Value Realized on Vesting	Number of Shares Acquired on Vesting	Value Realized on Vesting
M. Jay Allison	122,279	$648,528	142,241	$786,593
Chief Executive Officer
Roland O. Burns	83,000	$440,205	96,552	$533,933
President and Chief Financial Officer
Daniel S. Harrison	66,620	$379,563	32,687	$180,759
Chief Operating Officer
David J. Terry	26,331	$151,457	—	$—
Senior Vice President of Corporate Development
Daniel K. Presley	18,311	$104,131	11,207	$61,975
Vice President of Accounting

In 2021, the compensation committee also made the following equity-based awards under the 2019 Plan to the NEOs:

		Restricted Stock (Shares)	Estimated Future Payouts Under Equity Incentive Plan Awards (Units)(2)			Grant Date Fair Value of Stock Awards(3)
Name and Principal Position	Grant Date	Number of Shares of Stock(1)	Threshold	Target	Maximum
M. Jay Allison		—	—	—	—	—
Chief Executive Officer
Roland O. Burns		—	—	—	—	—
President and Chief Financial Officer
Daniel S. Harrison	June 8, 2021	76,033	38,017	76,033	152,066	$1,110,842
Chief Operating Officer
David J. Terry	June 8, 2021	35,950	17,975	35,950	71,900	$525,230
Senior Vice President of Corporate Development
Daniel K. Presley	June 8, 2021	20,021	10,011	20,021	40,042	$292,507
Vice President of Accounting
(1)The restricted stock grants granted June 8, 2021 vest one-third on each of June 7, 2022, 2023 and 2024.
(2)This amount represents PSUs granted under the 2019 Plan. PSUs represent the right to receive, upon settlement of the PSUs after the completion of a vesting period, a number of shares of our common stock that may be from zero to two times the number of PSUs granted on the award date, depending on the extent to which our performance criteria have been achieved. The performance criteria for the PSUs are based on the relative ranking of our TSR for the performance period and the TSR of certain peer companies for the performance period. The PSUs can be earned over the performance period June 3, 2020 through June 2, 2023.
(3)The grant date fair value of restricted stock awards was based upon the closing price for the Company's stock of $6.05 per share on June 8, 2021. The grant date fair value of PSUs was determined to be $8.56 per unit for the PSUs granted on June 8, 2021. The grant date fair value of PSUs was computed based on the target award levels. Total PSU awards granted on June 8, 2021 were 220,929 units.
Nonqualified Deferred Compensation
Under our Executive Life Insurance Plan, we contribute annually five percent of each executive's annual cash compensation to purchase a variable universal life insurance policy on their life. During employment, he may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but has no other rights of ownership in the policy. Upon their having attained four years of service and electing retirement, or upon a change in control, the policy is transferred to them. No withdrawals or distributions were made during 2021.  The following table sets forth certain information with respect to the non-qualified deferred compensation of the NEOs in 2021:

Name and Principal Position	2021 Company Contributions(1)	Aggregate Earnings(2)	Aggregate Balance at End of Year
M. Jay Allison	$79,800	$838,465	$5,440,105
Chief Executive Officer
Roland O. Burns	$51,585	$521,948	$3,082,155
President and Chief Financial Officer
Daniel S. Harrison	$39,560	$20,399	$165,904
Chief Operating Officer
David J. Terry	$35,453	$10,543	$58,698
Senior Vice President of Corporate Development
Daniel K. Presley	$21,945	$113,745	$974,808
Vice President of Accounting
(1)Company contributions have not been included in the Summary Compensation Table.
(2)Above market portion of the aggregate earnings has been included in the Summary Compensation Table in each year.

Potential Payments upon Termination or Change in Control

Employment Agreements
We have employment agreements with our CEO, President, and our Senior Vice President of Corporate Development (collectively the "Executives"). The employment agreements provide that our Executives will maintain the confidentiality of our confidential and proprietary information for as long as the information is not publicly disclosed. These agreements include separate provisions wherein our Executives will receive certain prescribed benefits based upon changes in their employment status or in the event of a change in control as described below. In 2018, the employment agreements for our CEO and our President were amended to provide for up to five annual retention bonus payments through 2023 if the executive remains employed on the specific retention vesting dates beginning on August 14, 2019. The compensation committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.
A "change in control" is defined to include a variety of events, including significant changes in stock ownership, changes in our Board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

Potential Payments Upon Termination
Under the employment agreements for the CEO and President, as amended and restated effective September 7, 2018, we are required to provide compensation to these officers in the event we terminate the executive's employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at another location. If the executive dies, the agreements provide for payment of six months of annualized total compensation (current base salary and target bonus) to the executive's estate. The agreements provide for the payment of severance benefits if the executive's employment is terminated by us without cause or by the executive for good reason (other than within twenty-four months following a change in control) in an amount equal to 150% of the sum of his then current salary and target bonus, plus a payment equal to the cost of continued medical benefits for eighteen months.
If there is a change in control and, within twenty-four months thereafter, the executive terminates his employment for good reason or if the executive's employment is terminated by us without cause, the severance benefit payable to the executive is 299% of the sum of his base salary and target bonus plus a payment equal to the cost of continued medical benefits for eighteen months.
If the executive's employment is terminated by us without cause or the executive terminates his employment for good reason or a change in control occurs on or after the initial retention vesting date, then any unpaid portion of the retention bonuses will immediately vest and be paid in a lump sum. Any other severance benefits payable under the employment agreements will be offset and reduced by any unpaid retention bonus.
Under the employment agreement for the Senior Vice President of Corporate Development, that we assumed as part of the acquisition of Covey Park Energy, LLC, we are required to provide compensation to this officer in the event we terminate the executive's employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at another location. If the executive dies, the agreement provides for payment of the current base salary through the termination date and any bonus declared but not yet paid to the executive's estate. The agreement provides for the payment of severance benefits if the executive's employment is terminated by us without cause or by the executive for good reason in an amount no less than six months of the sum of his then current salary, plus a payment equal to the cost of continued medical benefits for six months. The Company has the option to extend the payments up to an additional six months.
The following tables quantify compensation that would become payable under the employment agreements and other arrangements if the NEO's employment had terminated on December 31, 2021, based on, where applicable, our closing stock price on that date. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Involuntary Termination Without Cause or Termination With Good Reason

Name and Principal Position	Cash Severance(1)	Continuation of Health Benefits(2)	Total
M. Jay Allison	$5,800,000	$38,344	$5,838,344
Chief Executive Officer
Roland O. Burns	$2,288,000	$38,344	$2,326,344
President and Chief Financial Officer
Daniel S. Harrison	—	—	—
Chief Operating Officer
David J. Terry	$217,500	$12,781	$230,281
Senior Vice President of Corporate Development
Daniel K. Presley	—	—	—
Vice President of Accounting
(1)For Messrs. Allison and Burns, this amount is equal to the remaining two retention bonus payments under their employment agreements.  For Mr. Terry, this amount is equal to 50% of his annual base salary.
(2)Amount equal to the cost of continued medical and dental coverage for 18 months for Messrs. Allison and Burns and six months for Mr. Terry.

Termination Following a Change in Control

Name and Principal Position	Cash Severance(1)	Continuation of Health Benefits(2)	Value of Unvested Stock Awards(3)	Total
M. Jay Allison	$5,800,000	$38,344	$4,239,548	$10,077,892
Chief Executive Officer
Roland O. Burns	$3,238,170	$38,344	$2,877,759	$6,154,273
President and Chief Financial Officer
Daniel S. Harrison	—	—	$5,231,552	$5,231,552
Chief Operating Officer
David J. Terry	—	$12,781	$2,472,676	$2,485,457
Senior Vice President of Corporate Development
Daniel K. Presley	—	—	$1,372,015	$1,372,015
Vice President of Accounting
(1)For Mr. Allison, this amount is equal to the remaining two retention bonus payments under his employment agreement. For Mr. Burns, this amount is equal to 299% of his annual base salary and target bonus.
(2)Amount equal to the cost of continued medical and dental coverage for 18 months for Messrs. Allison and Burns and six months for Mr. Terry.
(3)The value of the stock awards is based on our December 31, 2021 closing stock price of $8.09 per share and the number of shares or units that would have accelerated upon the termination; PSU awards vesting in 2022, 2023 and 2024 are assumed to achieve maximum award performance.

Ratio of Annual Compensation for the CEO to our Median Employee
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the 2021 annual total compensation of our Chairman and CEO, Mr. Allison, and the median of the annual total compensation of our employees (excluding the Chairman and CEO).
For 2021, our last completed fiscal year:
•The annual total compensation of our Chairman and CEO was $8,955,930 and
•The median of the annual total compensation of our employees (excluding our Chairman and CEO) was $116,831.
Based on this information, for 2021, we estimate the ratio of the annual total compensation of our Chairman and CEO to the median of the annual total compensation of all employees to be 77:1.
We identified our median employee and determined the pay ratio using the methodology and the material assumptions, adjustments, and estimates described below.
•We determined that, as of December 31, 2021, our employee population of full-time, part-time and temporary employees consisted of 205 individuals working at our parent company and all consolidated subsidiaries.
•To identify the "median employee" from our employee population, we first determined the amount of each employee's "taxable earnings" for the period January 1, 2021 through December 31, 2021.
•We then identified our median employee from our employee population by arraying and sorting the employees by the foregoing earnings measure and choosing the employee ranked in the middle of the population.
•The annual total compensation for our Chairman and CEO represents the amount reported for our Chairman and CEO in the "Total" column of our 2021 Summary Compensation Table included on page 30 of this Proxy Statement.
•The annual total compensation of our median employee was calculated based on the same methodology used to determine our named executive officers' compensation disclosed in our 2021 Summary Compensation Table.
We believe the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratios reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Other Business
The Board does not know of any business that will properly come before the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

Additional Information
Stockholder Proposals and Nominations for the 2023 Annual Meeting
Any stockholder who desires to submit a proposal or director nominee for consideration at our annual meeting of stockholders in 2023 and wishes to have such proposal or nominee included in our proxy materials must submit the proposal or nominee to us at our principal executive offices no later than December 14, 2022 unless we notify the stockholder otherwise. Only those proposals or nominations that are timely received by our Corporate Secretary and proper for stockholder action (and otherwise in accordance with Rule 14a-8 of the Exchange Act) will be included in our proxy materials. Such written notice must set forth (i) the name and address of the stockholder who intends to bring business before the meeting; (ii) the specific nature of the business he or she seeks to bring before the meeting; and (iii) a representation that the stockholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.
Written request for inclusion of any stockholder proposal or director nomination should be addressed to: Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. We recommend that such proposal be sent by certified mail, return receipt requested. Any stockholder who intends to bring business to the annual meeting of stockholders in 2023 (including any director nominations), but not include the business in our proxy statement, must give written notice to our Corporate Secretary at the address set forth above by not earlier than February 1, 2023 and not later than March 1, 2023. Such notice must comply in all respects with the requirements set forth in our bylaws.
There were no stockholder proposals submitted for the 2022 Annual Meeting.
Electronic Delivery of Proxy Statement and Annual Report
Stockholders who received printed copies of the proxy materials can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Comstock the cost of producing and mailing these documents, reduce the amount of mail you receive and help preserve environmental resources.
You may sign up for this option by:
•following the instructions provided on your Proxy Card; or
•following the instructions provided when you vote over the Internet.
If you choose to view future proxy statements and annual reports over the Internet and you are a street-name stockholder as of the applicable record date, you will receive an e-mail message next year containing the Internet address to use to access Comstock's proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on www.proxyvote.com. You do not have to re-elect Internet access each year.
Householding of Annual Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses.

However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below, and we will send a separate copy to each stockholder.
If the shares are registered in the name of the stockholder, the stockholder should contact us at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attn: Investor Relations, telephone number (800) 877-1322 to inform us of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
Stockholder List
A list of stockholders of record will be available for examination at the Company's corporate headquarters during normal business hours for a period of ten days prior to the Annual Meeting.

ANNUAL REPORT ON FORM 10-K
We are mailing our 2021 Annual Report on Form 10-K to stockholders who elected to receive a printed copy of this proxy statement. Additional copies of our Annual Report on Form 10-K for the year ended December 31, 2021 are available without charge from our Investor Relations Department.
Our SEC filings, including our 2021 Annual Report on Form 10-K, are available online, at no charge, at www.comstockresources.com, Investors, SEC Filings, or through the Securities and Exchange Commission's website at www.sec.gov.

Roland O. Burns

Secretary

Frisco, Texas
April 22, 2022

COMSTOCK RESOURCES

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2022. Have your proxy card in hand when you access the website and follow the instructions on the secure website to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the secure website and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE
Call, toll free, 1-800-690-6903 within the United States, U.S. territories and Canada on a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2022. Have your proxy card in hand when you call and then follow the instructions provided by the recorded message.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS IN THE DESIGNATED AREAS. PLEASE DO NOT WRITE OUTSIDE THE DESIGNATED AREAS.

D77652-P73277-Z82394 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THIS PORTION ONLY

COMSTOCK RESOURCES, INC.

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. **ELECTION OF DIRECTORS**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees: (Terms expire in 2023)

01) M. Jay Allison
02) Roland O. Burns
03) Elizabeth B. Davis
04) Morris E. Foster
05) Jim L. Turner

The Board of Directors recommends a vote "FOR" the following Proposal:

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountant for 2022.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

Please indicate if you would like to be contacted regarding consolidating your Registered and brokerage accounts. ☐ Yes ☐ No

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. This section must be completed for your vote to count if you are voting by mail. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CKHOLDERS – JUNE 3, 2020  The undersigned hereby appoints M. Jay Allison and